Exhibit (a)(1)(G)

[Comverse Technology, Inc. Logo]

Offer To Amend Eligible Options

FINAL ELECTION CONFIRMATION STATEMENT

(POST–EXPIRATION TIME FOR OFFER NON–PARTICIPANTS)

To	[NAME]
From	Comverse Technology, Inc.
Subject	Final Election Confirmation Statement (Post-Expiration Time for Offer Non-Participants)
Date

This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offer to Amend”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Amend.

You have elected not to amend the Eligible Portion(s) of your Eligible Options described below. As a result, the Eligible Portion(s) of your Eligible Options will not be amended to reflect the applicable New Exercise Price(e) and you are not eligible for any Cash Payment.

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price per share ($)	Shares Subject to Eligible Portion (#)	Elect to Amend Entire Eligible Portion	New Exercise Price per share for Eligible Portion	Cash Payment ($)
		$		No	Not Applicable	$ 0.00
		$		No	Not Applicable	$ 0.00
		$		No	Not Applicable	$ 0.00
		$		No	Not Applicable	$ 0.00
		$		No	Not Applicable	$ 0.00

We strongly encourage you to keep a copy of this page for your records.

This Final Election Confirmation Statement and the Offer to Amend reflect the entire agreement between you and Comverse with respect to the Offer.